UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 26, 2005

Radian Group Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

(215) 564-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 26, 2005, upon the recommendation of the Compensation and Human Resources Committee of Radian’s Board of Directors, Radian entered into a retention agreement with Stephen Cooke, President of Radian Asset Assurance Inc., Radian’s principal financial guaranty subsidiary.

Under the retention agreement, if Radian wishes to terminate the employment of Mr. Cooke before January 1, 2007 other than for “cause” (which requires misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of his duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of Radian and its subsidiaries taken as a whole), then Radian must provide Mr. Cooke with (1) 180 days’ advance notice, (2) twelve monthly installments of severance at the then rate of Mr. Cooke’s base salary, payable beginning on the date of termination and (3) a lump sum payment equal to Mr. Cooke’s target bonus for the year in which the notice of termination is delivered pro rated through the date of such notice. Mr. Cooke will not be entitled to any payments under the retention agreement if, before any such payments are made, Mr. Cooke becomes entitled to benefits under his existing change in control agreement with Radian. Furthermore, the amount of any severance benefits to which Mr. Cooke may be entitled under his existing change in control agreement will be reduced by the amount of any payments previously made to Mr. Cooke under the retention agreement.

A copy of the retention agreement is filed as Exhibit 10.1 to this report and is incorporated into this Item 1.01 as if fully set forth herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

+10.1	Retention Agreement by and between Radian Group Inc. and Stephen Cooke, dated September 26, 2005.

+	Management contract.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: September 29, 2005	By:	/s/ Tami A. Bohm
Tami A. Bohm
Vice President, Corporate Compliance

EXHIBIT INDEX

Exhibit No.	Description
+10.1	Retention Agreement by and between Radian Group Inc. and Stephen Cooke, dated September 26, 2005.

+	Management contract.